COLFAX CORPORATION

AMENDED AND RESTATED EXCESS BENEFIT PLAN

Effective January 1, 2013

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COLFAX CORPORATION

AMENDED AND RESTATED EXCESS BENEFIT PLAN

Effective January 1, 2013

Purpose

This Colfax Corporation Amended and Restated Excess Benefit Plan (the “Plan”) is established to provide specified benefits to a select group of management and highly compensated Employees of Colfax Corporation and its Affiliates for the purpose of providing maximum compensation deferrals, matching contributions and a two percent (2%) Company contribution to enhance retirement savings. The Plan was originally adopted effective December 1, 2005 with respect to pay received on or after January 1, 2006. The Plan was subsequently amended and restated effective January 1, 2008 to comply with the final regulations promulgated under Section 409A of the Code. This amended and restated Plan is hereby adopted effective January 1, 2013, with respect to pay received on or after January 1, 2013. The amended and restated Plan modifies the matching contributions and other Company contributions available under the Plan and provides that Participants must affirmatively make deferral and distribution elections during each Plan enrollment period. . The Plan is intended to provide benefits similar, but in addition, to benefits under the Colfax Corporation 401(k) Savings Plan Plus (the “401(k) Plan”). The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

This Plan is intended to comply with all applicable law, including Code Section 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.

ARTICLE 1
Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Company equal to the sum of (i) the Deferral Account balance (ii) the Two Percent Company Contribution Account balance and (iii) the Company Matching Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her Beneficiary, pursuant to the Plan.

1.2	“Affiliate” means any person with whom the Company would be considered a single employer under Code Sections 414(b) or (c) so as to fall within the definition of “service recipient” in Treasury Regulations section 1.409A-1(g). For purposes of determining a Separation from Service, the definition of Affiliate shall take into account the modifications specified in Treasury Regulations section 1.409A-1(h)(3).

1.3	“Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with the Plan, calculated as follows: (i) for the first annual installment, the vested Account Balance of the Participant shall be calculated as of the close of business on or around the last business day of the month preceding the month in which distribution commences, and (ii) for remaining annual installments, the vested Account Balance of the Participant shall be calculated on or around each applicable anniversary date thereafter. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a ten (10) year Annual Installment Method, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

1.4	“Beneficiary” shall mean the person or persons, designated in accordance with Article 6, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.5	“Beneficiary Designation Form” shall mean the form established from time to time by the Company that a Participant completes, signs and returns to the Company to designate one or more Beneficiaries.

1.6	“Bonus Compensation” shall mean, with respect to a Participant, (i) the Participant’s annual incentive bonus payable during the calendar year with respect to services as an Employee during the prior year or (ii) the Participant’s long-term incentive bonus, if applicable, payable during the calendar year with respect to services as an Employee during a prior period longer than a year.

1.7	“Change in Control” shall mean an event that constitutes a “change in control event” within the meaning of Treasury Regulations §1.409A-3(i)(5) and in accordance with the default rules thereunder.

1.8	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.9	“Company” shall mean Colfax Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.10	“Company Matching Contribution Account” shall mean Company Matching Contribution Amounts, plus (i) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Company Matching Contribution Account, less (ii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Company Matching Contribution Account.

1.11	“Company Matching Contribution Amount” shall mean, with respect to each Plan Year, the Company’s contribution to a Participant’s Company Matching Contribution Account equal to the amount determined by applying the rate of matching contribution applied under the 401(k) Plan to the Participant’s Total Deferral Amount under the Plan for such year, and reducing that amount by the matching contribution to be credited to the Participant under the 401(k) Plan. Notwithstanding any provision to the contrary herein, the Company reserves the right to adjust the rate of matching contribution to be applied under the Plan for subsequent years, without notice.

1.12	“Compensation” shall be defined in the same manner as it is under Article 1.1, “Compensation,”" in the 401(k) Plan, but excluding any Bonus Compensation.

1.13	“Deferral Account” shall mean (i) the sum of all of a Participant’s Net Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Deferral Account.

1.14	“Disability Benefit” shall mean the benefit set forth in Section 5.3.

1.15	“Disabled” shall mean a Participant can no longer continue in the service of his or her employer because of a mental or physical condition that is likely to result in death or is expected to continue for a period of at least twelve (12) months. A Participant shall be considered Disabled only if he or she meets one or more of the following criteria:

(a)	He or she is eligible to receive a disability benefit under the terms of the Social Security Act.

(b)	He or she is eligible to receive a benefit under his or her employer's long term disability plan.

(c)	The Company determines based on a written certificate of a physician acceptable to it that he or she is Disabled and, as a result, unable to engage in any substantial gainful activity.

1.16	“Election Form” shall mean the form established from time to time by the Company that a Participant completes, signs and returns to the Company to make a deferral election with respect to Compensation or Bonus Compensation under the Plan.

1.17	“Employee” shall mean a person who is an employee of the Company or its Affiliate.

1.18	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.19	“401(k) Plan” shall mean the Colfax Corporation 401(k) Savings Plan Plus.

1.20	“Key Employee” shall mean, in the event that the Company has stock which is publicly traded on an established securities market or otherwise, “key employee” within the meaning of Code Section 409A, unless otherwise stated in this Plan.

1.21	“Net Deferral Amount” shall have the meaning set forth in Section 3.3.

1.22	“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs an Election Form and a Beneficiary Designation Form, (iv) whose signed Election Form and Beneficiary Designation Form are accepted by the Company, and (v) who commences participation in the Plan. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.23	“Performance-Based Compensation” shall mean compensation the entitlement to which or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Company in accordance with Treasury Regulations §1.409A-1(e). For this purpose, organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.

1.24	“Plan” shall mean this Colfax Corporation Amended and Restated Excess Benefit Plan, as amended from time to time.

1.25	“Plan Benefit” shall mean the benefit set forth in Section 5.1.

1.26	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.27	“Pre-Retirement Survivor Benefit” shall mean the benefit set forth in Section 5.2.

1.28	“Regular Separation from Service” means a Separation from Service for a reason other than death or becoming Disabled.

1.29	“Separation from Service” means a “separation from service” within the meaning of Treasury Regulations §1.409A-1(h) and in accordance with the default rules thereunder, which includes termination of a Participant’s employment with the Company or its Affiliate, whether voluntarily or involuntarily, by reason of death, retirement, becoming Disabled, resignation or discharge. Transfer to employment with an Affiliate shall not be treated as a Separation from Service.

1.30	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.31	“Termination Date” means the date the Participant has a Separation from Service.

1.32	“Two Percent Company Contribution Account” shall mean Two Percent Company Contribution Amounts, plus (i) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant’s Two Percent Company Contribution Account, less (ii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to the Participant’s Two Percent Company Contribution Account.

1.33	“Two Percent Company Contribution Amount” shall mean, with respect to each Plan Year, the Company’s contribution to a Participant’s Two Percent Company Contribution Account equal to (i) two percent (2%) of the amount of the Participant’s Compensation and Bonus Compensation payable during such year, minus (ii) the amount credited for the year to the Participant’s account under Article VI of the 401(k) Plan as a non-elective employer contribution.

1.34	“Total Deferral Amount” shall mean that portion of a Participant’s Compensation and Bonus Compensation, if any, that a Participant elects to have deferred under the Plan and the 401(k) Plan for any one Plan Year. The Total Deferral Amount shall equal the sum of all amounts of Compensation and Bonus Compensation to be deferred under the Plan and the 401(k) Plan for a Plan Year.

1.35	“Trust” shall mean one or more rabbi trusts established by the Company in accordance with Article 12 of the Plan as amended from time to time.

1.36	“Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to subsections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1	Selection by Company. Participation in the Plan shall be limited to those Employees who (i) are officers or other select managerial employees and (ii) are, upon recommendation of the Company, approved for such participation by the Company, in its sole discretion.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Company, an Election Form and a Beneficiary Designation Form, all within 30 days (or such shorter time as the Company may determine) after he or she is selected to participate in the Plan, in accordance with the requirements of this Article 2 and Section 3.1(a). In addition, the Company shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Company, including returning all required documents to the Company within thirty (30) days (or such shorter time as the Company may determine) after he or she is selected to participate in the Plan, in accordance with the requirements of this Article 2 and Section 3.1(a), that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Company of the required documents.

2.4	Termination of Deferrals. If the Company determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Company shall have the right, in its sole discretion, to prevent the Participant from making deferral elections for future calendar years. For the avoidance of doubt, any such action by the Company shall have no effect on the Participant’s deferral election for the current calendar year, which election, except as set forth in Section 4.3, shall remain irrevocable.

ARTICLE 3
Deferral Elections

3.1	Elections to Defer Compensation.

(a)	Deferral Election for Compensation. In connection with a Participant’s commencement of participation in the Plan, a Participant may elect to defer Compensation by filing with the Company an Election Form that conforms with the requirements of Article 2 within the time period specified in Section 2.3. If a Participant does not make a deferral election with respect to the first Plan Year with respect to which the Participant is eligible to participate in the Plan, the Participant may elect to defer Compensation for any subsequent Plan year by filing with the Company an Election Form that conforms with the requirements of Article 2 before the start of that Plan Year.

(b)	Amount of Deferral. Subject to Section 3.3, the amount of Compensation that a Participant may elect to defer is such Compensation received after the date on which the deferral election is effective, and may be an integral percentage, as selected by the Participant, which shall not exceed fifty percent (50%) of the Participant’s Compensation; provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Company.

(c)	Duration of Compensation Deferral Election. A Participant’s election to defer Compensation is effective only with respect to Compensation earned after the date on which the election is effective and, except as set forth in Section 4.3, is irrevocable with respect to Compensation earned in the Plan Year for which the election is made. A Participant must make a new deferral election for each subsequent Plan Year by filing a new Election Form with the Company prior to the beginning of such Plan Year, at such time as the Company may require, which election shall be effective on the first day of the next following Plan Year.

3.2	Elections to Defer Bonus Compensation. Subject to Section 3.3, in connection with a Participant’s commencement of participation in the Plan, and subject to the final sentence of this Section 3.2, a Participant may elect to defer up to fifty percent (50%) of his or her Bonus Compensation payable during a calendar year, by completing and filing an Election Form with the Company during the enrollment period established by the Company for deferral of that Bonus Compensation; provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy FICA, income tax, and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Company. For any Bonus Compensation that is Performance-Based Compensation, the enrollment period shall end no later than six (6) months prior to the end of the performance measurement period and, to the extent required by Code Section 409A, deferral elections for Bonus Compensation that is not Performance-Based Compensation shall be made no later than the year prior to the year in which the services relating to the Bonus Compensation are performed.

Except as set forth in Section 4.3, a Bonus Compensation deferral election made by a Participant shall become irrevocable as of the close of the enrollment period applicable to such Bonus Compensation and established by the Company in accordance with the preceding paragraph. The Bonus Compensation deferral election may be revoked in writing up to the end of the applicable enrollment period by completing and submitting a revocation prior to the enrollment-period close.

3.3	Net Deferral Amount. Notwithstanding anything to the contrary in this Article 3, the actual amount that will be deferred from a Participant’s Compensation and Bonus Compensation, if any, under the Plan in any Plan Year is the Participant’s Net Deferral Amount. The Net Deferral Amount for any Plan Year shall be equal to the Total Deferral Amount that a Participant elects to defer for such year, reduced by the amount of elective deferrals credited to the Participant’s account under the 401(k) Plan for such year. In the event of a Participant’s Separation from Service prior to the end of a Plan Year, such year’s Net Deferral Amount shall be the actual amount withheld prior to such event.

3.4	Withholding of Net Deferral Amounts. For each Plan Year, the Net Deferral Amount shall be withheld from each regularly scheduled payroll in equal amounts, as adjusted from time to time for increases and decreases in Compensation, and from each payment of Bonus Compensation for which a timely Election Form has been filed with the Company. In accordance with Sections 3.1 and 3.2, a Participant must complete separate Election Forms for the deferral of Compensation and Bonus Compensation, except with respect to amounts payable in 2006 through 2009, for which separate elections for the deferral of Compensation and Bonus Compensation may be made, in the Company's sole discretion, on the same Election Form, or as otherwise provided by the Company.

3.5	Annual Company Contributions. For each Plan Year, the Company will credit (a) each Participant’s Company Matching Contribution Account with the Company Matching Contribution Amount and (b) each Participant’s Two Percent Company Contribution Account with the Two Percent Company Contribution Amount.

3.6	Vesting .

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)	A Participant's benefit under his or her Matching Contribution Account shall at all times be 100% vested.

(c)	A Participant’s benefit under his or her Two Percent Company Contribution Account shall vest in accordance with the following schedule based on his or her years of vesting service under the 401(k) Plan:

Years of Vesting Service	Vested Percentage

Less than 2	0%
At least 2, but less than 3	20%
At least 3, but less than 4	40%
At least 4, but less than 5	60%
5 or more	100%

However, if a Participant was hired on or before February 28, 1999, his or her vested interest in his or her Company Matching Contribution Account shall be at all times 100%.

(d)	Notwithstanding the foregoing, if a Participant is employed by the Company on his or her Normal Retirement Date as defined under the 401(k) Plan, the date he or she becomes Disabled, or the date he or she dies, his or her vested interest in his or her Company Matching Contribution Account shall be 100%.

(e)	Notwithstanding anything to the contrary contained in this Section, in the event of a Change in Control, a Participant’s Two Percent Company Contribution Account shall immediately become 100% vested (if not already vested in accordance with the above vesting schedule).

(f)	Notwithstanding the previous subsections, the vesting schedule for a Participant’s Two Percent Company Contribution Account shall not be accelerated to the extent that the Company determines that such acceleration would cause the deduction limitations of Code Section 280G to become effective. In the event that all of a Participant’s Two Percent Company Contribution Account is not vested pursuant to such a determination, the Participant may request independent verification of the Company’s calculations with respect to the application of Code Section 280G. In such case, the Company must provide to the Participant within fifteen (15) business days of such a request an opinion from a nationally recognized accounting firm selected by the Participant (the “Accounting Firm”). If the Accounting Firm’s opinion is in agreement with the Company’s determination, the opinion shall state that any limitation in the vested percentage hereunder is necessary to avoid the limits of Code Section 280G and contain supporting calculations. The cost of such opinion shall be paid for by the Company. Notwithstanding any provision to the contrary, this Section 3.6(f) shall not supersede any employment or other agreement between the Company and a Participant regarding the effect of Code Section 280G on the Participant’s Two Percent Company Contribution Account.

3.7	Deferral Accounts and Company Contribution Accounts. The Company shall establish a Deferral Account, a Two Percent Company Contribution Account and a Company Matching Contribution Account for each Participant under the Plan. Each Participant’s Deferral Account, Two Percent Company Contribution Account and Company Matching Contribution Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund elected by the Participant. A Participant’s Deferral Account, Two Percent Company Contribution Account and Company Matching Contribution Account shall be credited as follows:

(a)	After amounts are withheld and deferred from a Participant’s Compensation and/or Bonus Compensation, the Company shall credit the investment fund subaccounts of the Participant’s Deferral Account with an amount equal to the amount of Compensation and/or Bonus Compensation deferred by the Participant as of the date that the Compensation or Bonus Compensation would have been paid to the Participant, and the portion of the Participant’s deferred Compensation and/or Bonus Compensation that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.

(b)	The Company shall credit the investment fund subaccounts of the Participant’s Two Percent Company Contribution Account and Company Matching Contribution Account with the amounts equal to the Two Percent Company Contribution Amount and Company Matching Contribution Amount, respectively, if any, for that Participant, on the date or dates to be determined by the Company in its sole discretion, and the portion of such amounts so credited that the Participant has deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.

(c)	Each business day, each of the Participant’s investment fund subaccounts shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions allocated to the investment fund subaccount that day by the rate of net gain or loss for the corresponding investment fund for that day.

(d)	Each of the Participant’s investment fund subaccounts shall be reduced pro rata by the amount of any distributions made to the Participant, as of the date of the distribution.

3.8	Investment Elections.

(a)	The Company shall select from time to time, in its sole and absolute discretion, commercially available investment funds to be used to determine the amount of earnings or losses to be credited to the Participant’s Plan accounts under Section 3.7.

(b)	At the time of making a deferral election, a Participant shall designate, on a form provided by the Company, the investment fund or funds in which the Participant’s Deferral Account attributable to deferrals of Compensation and/or Bonus Compensation and the Participant’s Two Percent Company Contribution Account and Company Matching Contribution Account attributable to the annual Two Percent Company Contribution Amount and Company Matching Contribution Amount, if any, for the Plan Year to which the deferral election relates will be deemed to be invested for purposes of determining the amount of earnings or losses to be allocated to that Account. The Participant may specify the deemed investment, in whole percentage increments, in one or more of the investment funds as communicated from time to time by the Company. A Participant may change this investment designation by filing a change of election and making a new designation with the Company at such time as provided by the Company and in accordance with the procedures established by the Company from time to time.

(c)	Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds selected by the Company or designation of investment funds by a Participant shall not be considered or construed in any manner as an actual investment of the Participant. In the event that the Company or the trustee of the Trust, in its sole and absolute discretion, shall invest funds in any or all of the selected investment funds, no Participant shall have any rights in or to such investments. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall remain at all times an unsecured creditor of the Company.

3.9	FICA and Other Taxes.

(a)	Deferral Amounts. For each Plan Year in which a Net Deferral Amount is being withheld from a Participant, the Company shall withhold from that portion of the Participant’s Compensation and Bonus Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such Net Deferral Amount. If necessary, the Company may reduce the Net Deferral Amount in order to comply with this subsection (a).

(b)	Company Contributions. When a Participant becomes vested in a portion of his or her Two Percent Company Contribution Account, the Company shall withhold from the Participant’s Compensation and Bonus Compensation that is not deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes. If necessary, the Company may reduce the vested portion of the Participant’s Two Percent Company Contribution Account in order to comply with this subsection (b).

(c)	Distributions. The Company, or the trustee of the Trust, shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Company, or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Company and the trustee of the Trust.

ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies

4.1	Short-Term Payout. In connection with each deferral election under the Plan, a Participant may elect to receive a Short-Term Payout from the Plan with respect to all or a portion of the Net Deferral Amount. The Short-Term Payout shall be a lump sum payment in an amount that is equal to the portion of the Net Deferral Amount that the Participant elected to have distributed as a Short-Term Payout, plus amounts credited or debited in the manner provided in Section 3.7 above on that amount, calculated as of the close of business on or around the date on which the Short-Term Payout becomes payable, as determined by the Company in its sole discretion. Subject to the terms and conditions of the Plan, each Short-Term Payout elected shall be paid out during a sixty (60) day period commencing immediately after the last day of any Plan Year designated by the Participant. The Plan Year designated by the Participant must be at least five (5) Plan Years after the Plan Year in which the Net Deferral Amount is actually deferred. By way of example, if a Short-Term Payout is elected for Net Deferral Amounts that are deferred in the Plan Year commencing January 1, 2013, the Short-Term Payout would become payable during a sixty (60) day period commencing January 1, 2018.

4.2	Other Benefits Take Precedence Over Short-Term. Should an event occur that triggers a benefit under Article 5, any Net Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with Article 5.

4.3	Payout/Cancellation for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Company to receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s vested Account Balance, calculated as if such Participant were receiving a Plan Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payout, after taking into account the extent to which such Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. A Participant experiencing an Unforeseeable Financial Emergency may also petition for a cancellation of his or her deferral election in effect under the Plan. If, subject to the sole discretion of the Company, the petition for a cancellation and/or payout is approved, cancellation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. In the event of any such cancellation, the deferral election under the Plan made by the Participant next following the cancellation of his or her deferral election due to an Unforeseeable Financial Emergency shall be treated as an initial deferral election with respect to Compensation earned after the date on which the election is effective, in accordance with Treasury Regulations §1.409A-2(a) and subject to the requirements of Article 3 hereunder, but shall in no event be treated as an election with respect to the first Plan Year with respect to which the Participant is eligible to participate in the Plan.

ARTICLE 5
Benefits

5.1	Plan Benefit. A Participant who experiences a Regular Separation from Service shall receive, as the Plan benefit, the vested portion of his or her Account Balance (the “Plan Benefit”).

(a)	Payment Commencement Date for a Regular Separation from Service. A Participant shall designate on each Election Form the time as of which payment of his or her Plan Benefit with respect to the Compensation or Bonus Compensation deferred pursuant to such Election Form is to commence in the event of a Regular Separation from Service as one of the following alternatives. The Participant either may select:

(1)	The last day of the month following the Participant’s Termination Date, except that, in the case of a Key Employee, that date shall be the last day of the month in which occurs the six (6) month anniversary of his or her Termination Date; or

(2)	January 31 of any of the five (5) calendar years following the year that includes the Participant’s Termination Date, except that, in the case of a Key Employee, the first payment shall be made as of the later of (x) the selected January 31, or (y) the last day of the month in which occurs the six (6) month anniversary of his or her Termination Date.

In addition, if a payment commencement date under this Section is not established at the time a Participant submits his or her deferral Election Form, his or her Plan Benefit with respect to the Compensation or Bonus Compensation deferred pursuant to such Election Form shall be paid as a lump sum as of the last day of the month in which occurs the six (6) month anniversary of the Participant’s Termination Date.

With respect to a Key Employee who experiences a Separation from Service, unless the Company determines otherwise in accordance with Code Section 409A, the payments to which the Key Employee would otherwise be entitled during the period between his or her Termination Date and the payment commencement date determined in accordance with this Section 5.1(a) shall be accumulated and paid on the payment commencement date.

(b)	Form of Benefit for a Regular Separation from Service. A Participant shall elect on each Election Form to receive the Plan Benefit with respect to the Compensation or Bonus Compensation deferred pursuant to such Election Form in a lump sum or pursuant to an Annual Installment Method over 2 years to 10 years. If a Participant does not make any election with respect to the payment of the Plan Benefit, then such benefit shall be payable in a lump sum.

(c)	Death Prior to Completion of Benefit Payment. If a Participant dies after his or her Regular Separation from Service but before the Plan Benefit is paid in full, the Participant’s unpaid Plan Benefit payments shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.

(d)	Small Plan Benefit. Notwithstanding any provision to the contrary in this Plan, if the vested portion of the Participant’s Account Balance at the time of his or her Regular Separation from Service is less than $10,000, payment of his or her Plan Benefit shall be paid in a lump sum on or before the later of (i) December 31 of the calendar year in which occurs the Participant’s Separation from Service or (ii) the date 2-1/2 months after the Participant’s Separation from Service.

5.2	Pre-Retirement Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance if the Participant dies before he or she experiences a Regular Separation from Service or receiving the Disability Benefit described in Section 5.3. A Participant’s Beneficiary shall receive the Pre-Retirement Survivor Benefit in a lump sum. The lump sum payment shall be made no later than 60 days after the last day of the Plan Year in which the Company is provided with proof that is satisfactory to the Company of the Participant’s death.

5.3	Disability Benefit. A Participant who while still an Employee is deemed Disabled shall, for benefit purposes under the Plan, be deemed to have experienced a Separation from Service as soon as practicable after such Participant is determined to be Disabled, in which case the Participant shall receive a Disability Benefit equal to the vested portion of his or her Account Balance. The Disability Benefit shall be paid in a lump sum within sixty (60) days of the Participant’s deemed Separation from Service, or, if the Participant is a Key Employee, as of the last day of the month in which occurs the six (6) month anniversary of the date of the Participant’s Separation from Service.

5.4	Change in Time or Form of Payment. Notwithstanding the method of payment for the Plan Benefit elected by a Participant on an Election Form with respect to the Compensation or Bonus Compensation deferred pursuant to such Election Form, the Participant may elect to change the time or form of such payment under a subsequent election only if the following requirements are met:

(a)	The subsequent election may not take effect until at least twelve (12) months after the date on which the subsequent election is made.

(b)	The subsequent election may not be made less than twelve (12) months prior to the date of the first scheduled payment under the current election.

(c)	The first payment with respect to which the subsequent election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

(d)	The subsequent election may not accelerate the time of any payment.

The form of payment elected in a subsequent election also must be an election of the form and timing of payment that could have been made under Section 4.1 or Section 5.1 by the Participant at the time of original election. For purposes of this Section 5.4, installment payments elected by a Participant under the Plan shall be treated as a single payment to be made on the payment date for the first installment payment.

5.5	Limitation on Key Employees. Notwithstanding any other provision of the Plan to the contrary, the payment of a Plan Benefit or Disability Benefit with respect to a Participant who is a “key employee” within the meaning of Code Section 416(i)(1), if at that time any stock of the Company is publicly traded on an established securities market or otherwise, shall not be made within six (6) months following his or her Separation from Service, except in the event of death.

ARTICLE 6
Beneficiary Designation

6.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of the Company in which the Participant participates.

6.2	Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Company. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Company prior to his or her death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Company.

6.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1, 6.2 and 6.3 above or if all Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the Participant’s estate.

6.5	Doubt as to Beneficiary. If the Company has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Company shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Company’s satisfaction.

6.6	Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company from all further obligations under the Plan with respect to the Participant.

ARTICLE 7
Leave of Absence

7.1	Paid Leave of Absence. If a Participant is authorized by the Company or its Affiliate for any reason to take a paid leave of absence from the employment of the Company or its Affiliate (as applicable) and such leave of absence does not constitute a Separation from Service, the Participant shall continue to be considered employed by the Company or its Affiliate and the Net Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Sections 3.1 and 3.2.

7.2	Unpaid Leave of Absence. If a Participant is authorized by the Company or its Affiliate for any reason to take an unpaid leave of absence from the employment of the Company or its Affiliate (as applicable) and such leave of absence does not constitute a Separation from Service, the Participant shall continue to be considered employed by the Company or its Affiliate and the Participant shall be excused from making deferrals until the Participant returns to a paid employment status. Upon such return, deferrals shall resume for the remaining portion of the Plan Year in which the return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

ARTICLE 8
Termination, Amendment or Modification

8.1	Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan, in its sole discretion, in whole or in part, and for any reason, by action of the Company. The Company may terminate the Plan with respect to the Participants employed or formerly employed by the Company, as follows:

(a)	Partial Termination. The Company, in its sole discretion, may partially terminate the Plan by not accepting any additional deferral elections under the Plan. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to deferral elections properly completed and filed prior to the effective date of such partial termination.

(b)	Complete Termination. The Company, in its sole discretion, may completely terminate the Plan by not accepting any additional deferral elections, and by terminating all existing Plan deferrals. In the event of complete termination, the Plan shall cease to operate and, to the extent permitted by Section 409A of the Code and subject to the rules thereunder, the Company shall distribute each vested Account Balance to the appropriate Participant.

8.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Company; provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Regular Separation from Service as of the effective date of the amendment or modification, except that the Company may change the investment funds to be applied prospectively, and (ii) no amendment or modification of this Section 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification. The Company specifically reserves the right to amend the Plan to conform the provisions of the Plan to the guidance issued by the Secretary of the Treasury with respect to Code Section 409A, in accordance with such guidance.

8.3	Effect of Payment. The full payment of the applicable benefit under Articles 4 or 5 of the Plan shall completely discharge all obligations to a Participant and his or her Beneficiaries under the Plan.

ARTICLE 9
Administration

9.1	Administrative Duties. To the extent that ERISA applies to the Plan, the Company shall be the “named fiduciary” of the Plan and the “plan administrator” of the Plan. The Company shall be responsible for the general administration of the Plan. The Company will, subject to the terms of the Plan, have the authority to: (i) approve for participation employees who are recommended for participation by the President and Chief Executive Officer of the Company, (ii) adopt, alter, and repeal administrative rules and practices governing the Plan, (iii) interpret the terms and provisions of the Plan, and (iv) otherwise supervise the administration of the Plan. All decisions by the Company will be made with the approval of not less than a majority of the members of its Board of Directors. The Company may delegate any of its authority to any other person or persons that it deems appropriate.

9.2	Agents. In the administration of the Plan, the Company may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

9.3	Binding Effect of Decisions. All decisions by the Company, and by any other person or persons to whom the Company has delegated authority, shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4	Indemnity of Company. The Company shall indemnify and hold any Employee to whom the duties of the Company may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Company or any such Employee.

9.5	Information. To perform its functions, any person or persons who the Company has deemed appropriate to administer the Plan shall supply full and timely information on all matters relating to the compensation of its Participants, the date and circumstances of the retirement, the Disabled status, death or other Separation from Service of its Participants, and such other pertinent information as the Company may reasonably require.

ARTICLE 10
Other Benefits and Agreements

10.1	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 11
Claims Procedures

11.1	Initial Claim. If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Senior Vice President of Human Resources for the Company. If the Senior Vice President of Human Resources determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms the specific reasons for the denial, specific reference to pertinent Plan provisions on which the denial is based, a description of additional material or information necessary for the Participant to perfect the claim, and an explanation of the Plan’s review procedure. The written notice shall be given to the Participant within ninety (90) days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case a decision will be rendered and written notice furnished within one hundred eighty (180) days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial ninety (90) day period.

11.2	Claims Appeal. The Participant may, within sixty (60) days after receiving notice denying the claim, request a review of the decision by written application to the committee established by the Company to review appeals under this Plan (the “Review Panel”). The Participant may also review pertinent documents and submit issues and comments in writing. A written decision on the appeal will be made by the Review Panel not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time, in which case a decision will be rendered within a reasonable period of time, but in no event later than one hundred twenty (120) days after receipt of the appeal. A written notice of such extension of time will be furnished to the Participant before such extension begins. The decision will include the specific reason(s) for the decision and the specific reference(s) to the pertinent plan provisions on which the decision is based. The decision will be final. The Participant’s Beneficiary also may use the claim procedures set forth in Section 11.1 and this Section.

ARTICLE 12
Trust

12.1	Establishment of the Trust. The Company may establish one or more irrevocable Trusts to which the Company may transfer such assets as the Company determines in its sole discretion to assist in meeting its obligations under the Plan.

12.2	Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the Trust.

12.3	Distributions from the Trust. The Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Company’s obligations under the Plan.

ARTICLE 13
Miscellaneous

13.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets shall be, and remain, the general, unpledged unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

13.3	Company’s Liability. The Company’s liability for the payment of benefits shall be defined only by the Plan. The Company shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.

13.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.5	Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company or any Affiliate and the Participant, either expressed or implied. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Affiliate, or to interfere with the right of the Company or any Affiliate to discipline or discharge the Participant at any time.

13.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Company by furnishing any and all information requested by the Company and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Company may deem necessary.

13.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.8	Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.9	Governing Law. Subject to ERISA, the provisions of the Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

13.10	Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Colfax Corporation
8170 Maple Lawn Blvd.

Suite 180

Fulton, MD 20759

Attn: Director, Global Compensation & Benefits

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.11	Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s Beneficiaries.

13.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.13	Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

13.14	Incompetent. If the Company determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Company may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

13.15	Court Orders. The Company shall comply with domestic relations orders (as defined in Code Section 414(p)(1)(B)), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan, and other court orders that do not contravene the requirements of Section 409A of the Code.

13.16	Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

13.17	Distribution in the Event of Income Inclusion Under Code Section 409A. The Company intends for the Plan to comply with and be construed in accordance with Code Section 409A, but this is not a guarantee. In the event that it is determined that the Plan does not comply with Section 409A, if any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, the Company may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A and related Treasury Regulations, or (ii) the unpaid vested Account Balance.

13.18	Deduction Limitation on Benefit Payments. If the Company reasonably anticipates that the Company’s deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treasury Regulations §1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.7. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a Key Employee, then to the extent deemed necessary to comply with Treasury Regulations §1.409A-3(i)(2), the delayed payment shall not made before the end of the six-month period following such Participant’s Separation from Service.

13.19	No Acceleration of Benefits. The acceleration of the time or schedule of any payment under the Plan is not permitted, except as provided in regulations by the Secretary of the Treasury.

13.20	Compliance with Code Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with Code Section 409A for compensation earned, vested, or deferred after December 31, 2004.

IN WITNESS WHEREOF, the Company has signed this Colfax Corporation Amended and Restated Excess Benefit Plan, effective January 1, 2013.

COLFAX CORPORATION

/s/ William Rothenbach

By:	William Rothenbach

Title:	SVP, Human Resources

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